Exhibit 99.1

Entasis Therapeutics Completes Initial Closing of $35M Private Placement with Innoviva

WALTHAM, Mass., April 22, 2020 (GLOBE NEWSWIRE) – Entasis Therapeutics Holdings Inc. (NASDAQ: ETTX) (“Entasis”), a clinical-stage biopharmaceutical company focused on the discovery and development of novel antibacterial products, today announced that it has completed the initial $3.3 million closing of a $35 million common stock and warrant securities investment with Innoviva Inc. (NASDAQ: INVA) ("Innoviva"), signed on April 12, 2020. Upon satisfaction of certain closing conditions, Innoviva will purchase the balance of the $35 million in Entasis common stock and warrant securities in a second closing anticipated later in the second quarter of 2020 (excluding any consideration payable upon exercise of warrants).

Entasis plans to use the proceeds from the offering to support the continued development of its novel pipeline of pathogen-targeted antibacterial product candidates, which includes sulbactam-durlobactam (SUL-DUR) for carbapenem-resistant Acinetobacter baumannii infections, and zoliflodacin for uncomplicated gonorrhea, including infections caused by drug-resistant strains of Neisseria gonorrhoeae. Both of these product candidates are currently being evaluated in Phase 3 clinical trials.

"The threat from pathogens, including the global rise of multidrug-resistant bacteria, is real,” said Odysseas Kostas, M.D., Chairman of Innoviva's Board of Directors. “We look forward to working with the Entasis team to develop innovative antibacterial therapies.”

“We are excited to form this new relationship with Innoviva,” stated Manos Perros, President and Chief Executive Officer of Entasis. “The current pandemic has brought to the fore the importance of developing effective treatments against emerging pathogens. In these challenging times, it is critical that we continue to innovate against drug-resistant bacterial infections, and this investment will enable the advancement of our novel pathogen-targeted pipeline and position us to make our lead products available to patients in need.”

Pursuant to and subject to the terms and conditions of the securities purchase agreement and related agreements, Innoviva will purchase 14 million newly issued shares of Entasis common stock, at a price of $2.50 per share, and warrants to purchase up to 14 million additional shares of Entasis common stock, with an exercise price of $2.50 per share. The stock purchase will occur in two closings. At the initial closing, Innoviva purchased approximately 1.3 million shares of common stock and warrants to purchase approximately 1.3 million shares of common stock for an aggregate purchase price of $3.3 million. At the second closing, subject to an Entasis stockholder vote in favor of the transaction, Innoviva will purchase approximately 12.7 million shares of common stock and warrants to purchase approximately 12.7 million shares of common stock for an aggregate purchase price of $31.7 million. Upon completion of the first closing, Innoviva has the right to appoint one director to the Entasis Board of Directors and upon the second closing, Innoviva will have the right to appoint an additional director.

Subject to the satisfaction of certain closing conditions, including, with respect to the second closing, the approval of Entasis’ stockholders, the transactions contemplated by the securities purchase agreement are expected to close during the second quarter of 2020. The transaction was approved by the Boards of Directors of both companies and the shareholders of Entasis will receive a proxy statement seeking their approval of the second closing in the coming weeks.

About Entasis

Entasis is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel antibacterial products to treat serious infections caused by multidrug-resistant Gram-negative bacteria. Entasis’ pathogen-targeted design platform has produced a pipeline of product candidates, including sulbactam-durlobactam (targeting Acinetobacter baumannii infections), zoliflodacin (targeting Neisseria gonorrhoeae infections), ETX0282CPDP (targeting Enterobacteriaceae infections) and ETX0462 (targeting Pseudomonas infections). For more information, visit www.entasistx.com.

Entasis Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Entasis’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Many factors may cause differences between current expectations and actual results, including whether the conditions for the closing of the second tranche of the transaction with Innoviva will be satisfied; unexpected safety or efficacy data observed during non-clinical or clinical studies, clinical site activation rates or clinical trial enrollment rates that are lower than expected and changes in expected or existing competition, changes in the regulatory environment, failure of Entasis’ collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. Many of these factors are beyond Entasis’ control. These and other risks and uncertainties are described more fully in the Entasis’ filings with the Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Forward-looking statements contained in this announcement are made as of this date Entasis assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available, except as required by law.

Additional Information and Where to Find It

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful. This press release may be deemed solicitation material in respect of the proposed transactions between the Company and Innoviva. The Company intends to file with the SEC and mail to its stockholders a definitive proxy statement in connection with the proposed transactions. THE COMPANY'S STOCKHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTIONS. Investors and stockholders may obtain a free copy of the proxy statement and other documents filed with the SEC (when they became available) from the SEC's website at www.sec.gov or by accessing the Company's website at www.entasistx.com.

Certain Information Concerning Participants

The Company, its directors, executive officers and certain other members of management and employees of the Company may be deemed to be participants in the solicitation of proxies from the Company's stockholders with respect to the proposed transactions. Information about such persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed transactions, and any interest they have in the proposed transactions, will be set forth in the Company's definitive proxy statement when it is filed with the SEC. You can find additional information about the Company's directors and executive officers in the Company's definitive proxy statement for its 2019 Annual Meeting of Stockholders, which was filed with the SEC on April 30, 2019, and its Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on March 11, 2020. These documents can be obtained free of charge from the sources indicated above.

Company Contact

Kyle Dow

Entasis Therapeutics

(781) 810-0114

kyle.dow@entasistx.com

Investor Relations Contacts

Tram Bui / James Salierno

The Ruth Group

(646) 536-7035 / 7028

tbui@theruthgroup.com

jsalierno@theruthgroup.com

Media Contact

Kirsten Thomas

The Ruth Group

(508) 280-6592

kthomas@theruthgroup.com